Exhibit 99.4

Contact: Lee Jacobson Investor Relations 617.638.2065

News for Immediate Release

First Marblehead Announces Reduction in Workforce

BOSTON, MA, November 5, 2008 – The First Marblehead Corporation (NYSE: FMD) today announced it has reduced its full-time employee population by approximately 24% in a continued effort to reduce costs.

This represents another phase in the company’s cost reduction plan and it will affect staff at its corporate headquarters in Boston and processing center in Medford, Massachusetts.

About The First Marblehead Corporation – First Marblehead helps meet the growing demand for private education loans by offering national and regional financial institutions and educational institutions an integrated suite of design, implementation and capital markets services for student loan programs. First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans.  For more information, go to www.firstmarblehead.com.

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© 2008 First Marblehead